Exhibit 99.2

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone:	(651) 484-4874
Facsimile:	(651) 484-4826

FOR IMMEDIATE RELEASE
Contact:	Richard Jahnke, President & CEO,
(651) 484-4874
Bill Bartkowski, Bluefire Partners,
(612) 344-1012

ANGEION REQUESTS HEARING WITH NASDAQ OFFICIALS REGARDING

CONTINUED LISTING OF ITS COMMON STOCK

SAINT PAUL, MINN. (June 25, 2002) — Angeion Corporation (Nasdaq: ANGNQ) said today that it has requested a hearing with the Listing Qualifications Hearings Department of the Nasdaq Stock Market, Inc., to discuss the continued listing of Angeion shares on the Nasdaq SmallCap market.  The request for a hearing was made in response to a June 19, 2002, letter from Nasdaq that advised Angeion that its common shares would be delisted as of June 27, 2002, unless the Company requested a hearing.  Pending the hearing, the Company’s securities will continue to trade on the Nasdaq market under the symbol “ANGNQ”.

Richard Jahnke, Angeion’s president and chief executive officer, said, “We believe that our recently announced restructuring under Chapter 11 of the Bankruptcy Code and the associated conversion of our 7½% Senior Convertible Notes into Angeion common stock will enable the Company to comply with the Nasdaq Small Cap requirements.  We welcome this opportunity to discuss our financial restructuring with Nasdaq officials.”

Angeion’s Chapter 11 filing was announced on June 17, and was made jointly with the holders of the Company’s 7½% Senior Convertible Notes.  The jointly submitted Plan of Reorganization provides for the conversion of $20,198,000 in outstanding notes, plus accrued interest of approximately $1.0 million, into common stock of the Company.  Immediately after the conversion, the noteholders as a group will own 95% of Angeion’s outstanding stock and current shareholders of the Company will own 5% of the Company’s outstanding stock.  Current shareholders will also be issued five-year warrants to purchase one additional share for each share that they are issued in the conversion.  The Plan is be subject to final Bankruptcy Court approval.

“As we have stated, our Chapter 11 filing is designed to accomplish our financial restructuring in a controlled manner and to enable the Company to retain unimpaired utilization of a net operating loss carryforward of over $125 million,” Jahnke said.  “The restructuring — which represents a strong vote of confidence by the noteholders in our New Leaf health and fitness products business — is expected to result in a solid balance sheet with no debt, and remove any uncertainty with respect to how the notes will be repaid and what impact that might have had on our operating businesses.  The combination of eliminating the interest payments together with the improved operating results and positive cash flow at the core Medical Graphics business, puts us in the position of being able to focus on growing for the future.”

Nasdaq’s June 19 letter stated concerns associated with the June 17 Chapter 11 filing and Angeion’s inability to sustain compliance with requirements for continued listing on the Nasdaq Stock Market including the fact that Angeion did not make either the $2 million net tangible asset or $2.5 million stock equity requirement for continuation pursuant to Market Place Rule 4310(c)(2)(b)) and because the Company bid price had closed below $1.00 for thirty consecutive trading days, it did not comply with Market Place Rule 4310(c)(4).   Angeion had previously disclosed publicly, including in its SEC filings, Nasdaq’s previous letters concerning the net tangible asset requirement, shareholder’s equity requirement, and the dollar per share price requirements.

Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardio-respiratory diagnostic systems and related software for the management and improvement of cardio-respiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ core technologies.  These products, marketed under the New Leaf Health and Fitness Brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through health and fitness clubs and cardiac rehabilitation centers.

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The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including the Company’s ability to successfully complete the Chapter 11 filing and obtain confirmation of the Plan of Reorganization by the Bankruptcy Court, the Company’s ability to continue to operate its Medical Graphics business in a positive cash flow manner during the Bankruptcy and afterwards, the Company’s ability to successfully introduce its New Leaf business, the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics or New Leaf products or claims associated with its prior cardiac stimulation products. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended December 31, 2001, and subsequently filed reports.